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                                                                      Exhibit 99

[BIBICOFF & ASSOCIATES LETTERHEAD]

NEWS TERRI MACINNIS, DIR. OF INVESTOR RELATIONS BIBICOFF & ASSOCIATES, INC. 818.379.8500
                                                            TERRIMAC@PACBELL.NET

                 SCOLR, INC. PREANNOUNCES FIRST QUARTER RESULTS

      FIRST MEETINGS WITH PHARMACEUTICAL COMPANIES TO EXPLORE OPPORTUNITIES
        FOR DEVELOPMENT AND LICENSING OF ITS PATENTED CDT(TM) TECHNOLOGY

REDMOND, WA., MAY 1, 2003 -- SCOLR, Inc. (OTC BB: SCLL) announced today that it will report its first drug delivery revenues and expects to show increased revenue and a significantly narrowed loss for the first quarter ended March 31, 2003 when it files its 10-Q in mid-May. For the quarter, the Company expects to report revenues of $1,700,000, an increase of $270,000 or 19 percent, and a net loss of ($300,000), or ($0.02) per share, as compared with revenues of $1,430,000 and a net loss of ($676,000), or ($0.04) per share (basic and diluted), in the same period last year.

      David T. Howard, President and CEO, said that, "Essentially the probiotics business operated on a break-even basis. As expected, the losses are primarily attributable to the costs of developing our drug delivery business. Of note is the first drug delivery manufacturing and royalty revenues which was recorded in this first quarter of this fiscal year. These revenues, totaling $190,000, are modest but are in line with our expectations as Archer Daniels Midland, Wal-Mart, Trader Joe's and other retail chains roll out novel nutraceutical products based upon our CDT((TM)) technology. We expect the first year's drug delivery revenues to be modest and anticipate they will begin to accelerate in 2004."

      Howard also reported that, as a result of the successful completion of SCOLR's first human clinical trial and presentations at the AAPS (American Association of Pharmaceutical Scientists) conference, Company management had recently met with four of the top 10 multinational pharmaceutical companies based in America, two drug delivery companies, and others, to explore development and licensing opportunities for the Company's patented CDT((TM)) drug delivery technology. Howard noted that in several instances the Company has progressed beyond initial presentations of technology and that several companies are engaged in evaluations of the technology and intellectual property, which is the requisite step before the evaluation of particular projects.

      "These meetings came about as a direct result of the serious interest expressed by these and other pharmaceutical companies and scientists who attended the November presentation of the in-


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SCLL PREANNOUNCES Q1 RESULTS                                            PAGE TWO

vitro/in-vivo correlation results of our human clinical trial," said Howard. Dr. Reza Fassihi, Professor of Biopharmaceutics and Industrial Pharmacy at the Temple University School of Pharmacy, and SCOLR jointly presented the human clinical study results to the industry. Dr. Fassihi is the inventor of the three patented Controlled Delivery Technology ((TM)) platforms and partner with SCOLR for the development of the CDT((TM)) technology.

      "Based upon that demonstration that our CDT((TM)) technologies can provide viable alternatives and advantages over older oral drug delivery systems, we began discussions with major pharmaceutical companies. The goal of the meetings is to ultimately identify and develop prescription drugs utilizing our lower-cost, simple to manufacture, faster-to-market patented technology," continued Howard. "The pharmaceutical industry is under increasing pressure and consequently is seeking new, powerful oral delivery systems offering lower cost, manufacturing simplicity and faster-to-market capabilities, and which have features which CDT((TM)) was designed to deliver, including:

      - The capability of delivering precise amounts of active pharmaceutical ingredients (API) over programmable time periods;

      - Suppression of burst effect and tailing off effect - a common problem with older erosion-diffusion systems.

      -     Low cost of formulation, development and manufacturing;

      - Reduced time from bench development to manufacturing -- no SUPAC transfers

      -     CDT processing that requires no specialized equipment or processing;

      - Employs all GRAS (Generally Regarded As Safe) excipients already FDA approved for use in pharmaceuticals;

      -     Two step processing -- dry blend and direct compression;

      - Easily identifiable and controllable criticality in blend uniformity."

      Howard concluded, "I believe that CDT((TM)) is very important new technology for the oral drug delivery market with significant advantages over competitive, older technologies. After my initial meetings with several major pharmaceutical companies, I'm convinced that the pharmaceutical industry will share our belief in the commercial value of being the low cost supplier


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SCLL PREANNOUNCES Q1 RESULTS                                          PAGE THREE

of critical drug delivery technology -- particularly so in a market where such technologies are likely to come under pricing pressure in the future as both pharmaceutical companies and the managed care system endeavor to lower drug costs to American consumers."

      Based in Redmond, Washington, SCOLR, Inc. (formerly Nutraceutix, Inc.) is a biopharmaceutical company leveraging specialized knowledge, proprietary and patented products and technologies, such as the patented CDT((TM)) Controlled Delivery Technology platform, to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR currently operates in two business segments - drug delivery and nutraceuticals. Its CDT((TM)) drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. Established partnerships with pharmaceutical, OTC and natural products industry companies enable SCOLR to co-develop new products and to add value and protection to existing product franchises. For more information on SCOLR, please call
1.800.548.3222 or visit HTTP://WWW.SCOLR.COM/.

      Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

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5/1/03